Exhibit 10.3

NOTIFICATION OF RESTRICTED STOCK AWARD

UNDER THE FLEXSTEEL INDUSTRIES, INC. OMNIBUS STOCK PLAN

Name of Grantee: Jerald K. Dittmer
Restricted Stock Award: 3,186 Shares	Grant Date: December 28, 2018

1.	Notification of Award. Flexsteel Industries, Inc. (the “Company”), hereby grants to you (“Employee”) a Restricted Stock Award under this Notification of Award (the “Notification of Award”). The Restricted Stock Award represents the right to receive shares of common stock of the Company (the “Shares”) under the terms and conditions described in this Notification of Award and in the Company’s 2013 Omnibus Stock Plan (the “Plan”), provided upon request.
2.	Vesting. The Employee’s rights in and to the number of Shares so indicated shall become vested upon the earliest of the following dates or events to occur:
a.	On July 1, 2019, 531 shares shall vest if the Employee is employed and in good standing with the Company on such date;
b.	On July 1, 2020, 1,062 shares shall vest if the Employee is employed and in good standing with the Company on such date;
c.	On July 1, 2021, 1,062 shares shall vest if the Employee is employed and in good standing with the Company on such date;
d.	On July 1, 2022, 531 shares shall vest if the Employee is employed and in good standing with the Company on such date;
e.	On the date of the Employee’s death while employed with the Company all unvested Shares shall vest;
f.	On the date the Employee is determined to be disabled under the Company’s long-term disability plan for entitlement to benefits thereunder (“Disability”) all unvested Shares shall vest; or
g.	On the date of a Change in Control of the Company (See Attachment A “Change in Control”), if the Employee is employed and in good standing with the Company on that date all unvested Shares shall vest.
3.	Dividends. During the period prior to vesting (as defined in Section 2 above), dividends will be paid quarterly on the unvested Shares unless such Shares have been forfeited hereunder. Dividends shall otherwise be considered a part of the Restricted Stock Award.

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Flexsteel Industries, Inc.

4.	Forfeiture Restriction. In the event of Employee’s cessation of employment with or service to the Company for any reason, except as a result of Employee’s death, Disability, or a Change in Control, all of the Shares which have not vested pursuant to the vesting schedule set forth in Section 2 above shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”). Upon occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the unvested Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of unvested Shares being forfeited by Employee. The unvested Shares and Employee’s executed stock assignment (See Attachment B “Stock Assignment”) to this Notification of Award shall be held by the Company in accordance with in accordance with Section 6 until the Shares are forfeited as provided in this Section 4, until such unvested Shares are fully released from the Forfeiture Restriction, or until such time as this Notification of Award is no longer in effect. Employee hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the unvested Shares which have been forfeited pursuant to this Section 4 from Employee to the Company. The Company will provide to the Employee a separate Stock Assignment for each certificate of Shares.

5.	Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction in accordance with the vesting schedule set forth in Section 2 of this Notification of Award. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.” As soon as administratively practicable following the release of any Shares from the Forfeiture Restriction, the Company shall, as applicable, either deliver to the Employee the certificate or certificates representing such Shares in the Company’s possession belonging to the Employee, or, if the Shares are held in book entry form, then the Company shall remove the notations on the book form. The Employee (or the beneficiary or personal representative of the Employee in the event of the Employee’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company or its representatives deem necessary or advisable in connection with any such delivery.

6.	Escrow. The Unreleased Shares and Employee’s executed Stock Assignment shall be held by the Company until the Shares are forfeited as provided in Section 4, until such Unreleased Shares are fully released from the Forfeiture Restriction, or until such time as this Notification of Award no longer is in effect. In such event, Employee shall not retain physical custody of any certificates representing Unreleased Shares issued to Employee. Employee, by acceptance of this Notification of Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Employee’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares to the Company as may be required pursuant to the Plan or this Notification of Award, and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith an in the exercise of its judgment.

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7.	Withholding Taxes. The Company has the right to deduct and withhold any taxes due as a result of this Restricted Stock Award. The Company may, in its discretion, elect to withhold cash from other compensation payable to the Employee by the Company or withhold shares otherwise payable to you under this Notification of Award to satisfy applicable federal, state, and local withholding tax requirements with respect to the Restricted Stock Award and dividends. The Employee agrees to pay to the Company, when due, any amount necessary to satisfy applicable federal, state, and local withholding tax requirements with respect to the Restricted Stock Award and dividends. The Company will process payment of the amount determined under this Section 7 through the Employee’s payroll along with applicable withholding taxes.
8.	Forfeiture and Clawback. Forfeiture and Clawback provisions as provided for in the Plan apply to this Restricted Stock Award. See the Plan document and Attachment A “Competitive Activity” and “Improper Use of Confidential Information” definitions to this Notification of Award for more details.
9.	Employment of Employee. Nothing in this Notification of Award shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Company shall continue to employ the Employee, and this Notification of Award shall not affect in any way the right of the Company or its subsidiaries to terminate the employment of the Employee at any time for any reason. The Company shall have the right to reduce or recoup amounts due under the Notification of Award, but only to the extent such reduction or recoupment is specifically required by any federal or Minnesota law or regulation with respect to amounts due under this Notification of Award.
10.	Transferability. The Employee shall not sell, transfer, pledge, assign or otherwise encumber any of the Restricted Stock Award, whether voluntarily, involuntarily or by operation of law. Any purported transfer, pledge or encumbrance of such Restricted Stock Award shall be void and unenforceable against the Company, and no purported transferee shall acquire any right or interest with respect to the Restricted Stock Award or the payment therefor as a result.
11.	Rights of Stockholder. Except as otherwise provided in the Plan or this Notification of Award, upon issuance of the Shares by the Company, Employee shall have all of the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

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12.	Legends. The certificate or certificates representing the Shares, if any, shall bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

13.	Governing Law. This Notification of Award shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to the principles of rules of any jurisdiction with respect to conflict of laws.

14.	Incorporation of Plan. Except to the extent specifically provided in this Notification of Award, this grant shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein. Capitalized terms not otherwise defined in this Notification of Award shall have the meaning set forth in the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Notification of Award, the provisions of the Plan will govern.

15.	Entire Notification of Award; Modification. This Notification of Award sets forth all of the promises, conditions, understandings, warranties and representations between the parties with respect to the Restricted Stock Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the Restricted Stock Award other than as set forth in this Notification of Award, the Plan and referenced and related attachments to the Plan. This Notification of Award is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Restricted Stock Award. Except as provided in Section 14, any change in, or modification of, this Agreement shall be valid only if in writing and signed by the parties to this Agreement.

16.	Notices. Any and all notices provided for in this Notification of Award shall be addressed: (i) if to the Company, to the principal executive office of the Company to the attention of Secretary, and (ii) if to the Employee, to the address of the Employee as reflected in the records of the Company.

17.	Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provisions of this Notification of Award shall not affect the other provisions, and this Notification of Award shall be construed in all respects as if that invalid or unenforceable provision were omitted.

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18.	Acknowledgment. Your receipt of this Notification of Award constitutes your agreement to be bound by the terms and conditions of this Notification of Award and the Plan.

IN WITNESS WHEREOF, the Company and the Employee have executed this Notification of Award to be effective as of the Grant Date.

FLEXSTEEL INDUSTRIES, INC.:	EMPLOYEE:
/s/ Marcus D. Hamilton	/s/ Jerald K. Dittmer
By: Marcus D. Hamilton	By: Jerald K. Dittmer
Its: Chief Financial Officer

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ATTACHMENT A

Definitions

The Capitalized terms used in this Notification of Award have the meanings set forth below.

“Cause” means:

(i)	The willful and continued failure of the Employee to perform substantially the Employee’s duties as established from time to time by the Company’s management (other than any such failure resulting from death or disability), after a written demand for substantial performance is delivered to the Employee by the Company’s management that specifically identifies the manner in which the management believes that the Employee has not substantially performed the Employee’s duties; or

(ii)	The willful engaging by the Employee in illegal conduct or misconduct as described in the Flexsteel Industries, Inc. Employee Handbook, as amended from time to time, or gross misconduct that is materially and demonstrably injurious to the Company as determined by the Company to constitute conduct that warrants forfeiture pursuant to the Plan and this Notification of Award.

For purposes of this definition, no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, failure to act, based on (i) authority given pursuant to resolution duly adopted by the Board, or (ii) the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done, by the Employee in good faith and in the best interests of the Company.

“Change in Control” means any of the following (but only if such event meets the definition of “change in control” for purposes of Section 409A of the Code):

(i)	Any individual, entity or group becomes a “Beneficial Owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least thirty percent (30%) but less than fifty percent (50%) of the voting stock of the Company in a transaction that is not previously approved by the Board of Directors of the Company;

(ii)	Any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least fifty percent (50%) of the voting stock of the Company;

(iii)	The person who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors immediately following such occurrence;

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(iv)	Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least fifty percent (50%) of the voting securities of the business resulting from the combination;

(v)	The sale, lease, exchange, or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;

(vi)	The liquidation or dissolution of the Company; or

(vii)	The occurrence of any other event by which the Company no longer operates as an independent public company.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including, without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)	Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company

(ii)	Hiring or soliciting for employment any person who is then an employee of the Company;

(iii)	Inducing or attempting to induce any person to end his or her employment relationship with the Company;

(iv)	Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or

(v)	Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)	Any use or disclosure of Confidential Information except as required for the performance of the Employee’s duties as an employee of the Company;
(ii)	Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of the Employee’s duties as an employee of the Company.

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(iii)	Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:
(A)	any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or
(B)	any required disclosure of Confidential Information by law or legal process, if: (x) the Employee provides prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) the Employee cooperates with the Company in any efforts to seek a protective order.

 For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which the Employee has learned or developed in the past as a result of Employee’s employment by or association with the Company or which the Employee learns or develops while providing services to the Company. Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning. All information disclosed to the Employee or to which the Employee obtains access in whatever form, whether originated by the Employee or by others, during the period that the Employee provides services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if the Employee has a reasonable basis to believe it to be Confidential Information. For these purposes, Confidential Information will not include knowledge or information: (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by an Employee; or (ii) that is independently made available to the Employee in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

“Involuntary Termination” has the meaning set forth in U.S. Treasury Regulation § 1.409A-1(n). Generally, this means that the Company has terminated your employment under circumstances where you have not initiated or requested the termination and you are willing and able to continue your employment. An “involuntary termination,” for these purposes, also includes your separation from service due to “good reason” if your separation occurs due to a material diminution in your base compensation; a material diminution of your authority, duties or responsibilities; or a material change in the geographic location at which you must perform services. In order for a separation from service to be considered a “good reason” separation from service, you must provide a written notice to the Company of the existence of the condition within a 30-day period following the initial existence of the condition, upon which the Company must be provided a period of at least 90 days during which it may remedy the condition.

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ATTACHMENT B

STOCK ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, ____________________, hereby sells, assigns and transfers unto FLEXSTEEL INDUSTRIES, INC. (the “Company”), a Minnesota corporation, __________ shares of the Company’s common stock, standing in its name of the books of the Company represented by Certificate No. ______ herewith and do hereby irrevocably constitute and appoint ________________________ to transfer the said stock on the books of the Company with full power of substitution on the premises.

This Stock Assignment may be used only in accordance with the Notification of Restricted Stock Award between the Company and the undersigned dated December 28, 2018.

Jerald K. Dittmer

INSTRUCTIONS: Please do not fill in the blanks other than the signature line. The purpose of this assignment is to enable the Company to enforce the Forfeiture Restriction as set forth in the Notification of Restricted Stock Award, without requiring additional signatures on the part of the Employee.

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